Exhibit 99.2

Consent of Barclays Capital Inc.

We hereby consent to the inclusion of our opinion letter dated July 8, 2015 to the Board of Directors of Coty Inc. (“Coty”), included as Annex B to the prospectus which forms part of the registration statement on Form S-4 (the “Registration Statement”) relating to the proposed issuance of shares of Coty’s Class A common stock, par value $0.01 per share, which will be issued in connection with the merger (the “Merger”) of Green Acquisition Sub Inc., which is a wholly owned subsidiary of Coty, with and into Galleria Co., with Galleria Co. surviving the Merger and becoming a wholly owned subsidiary of Coty, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of Coty’s Financial Advisors,” “Risk Factors—Risks Relating to the Transactions,” “The Transactions—Background of the Transactions,” “The Transactions—Coty’s Reasons for the Transactions,” and “The Transactions—Opinions of Coty’s Financial Advisors—Opinion of Barclays.” Notwithstanding the foregoing, it is understood that our consent is being delivered only in connection with the initial filing of the aforementioned Registration Statement. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

BARCLAYS CAPITAL INC.

/s/ Barclays Capital Inc.

New York, New York

April 21, 2016